Exhibit J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 21, 2014, relating to the financial statements and financial highlights which appear in the March 31, 2014 Annual Reports to Shareholders of Virtus Equity Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Glossary”, “Non-Public Portfolio Holdings Information”, "Independent Registered Public Accounting Firm", "Financial Statements" and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 12, 2014